Exhibit 99.1

 FOR IMMEDIATE RELEASE

SANUWAVE Health PROVIDES an update

on the dermaPACE Clinical trial

ALPHARETTA, GA, May 6, 2015 – SANUWAVE Health, Inc. (OTCQB: SNWV) today announced that the independent Data Monitoring Committee (DMC) has performed an interim analysis on the efficacy and safety results in the Phase III supplemental clinical trial using the dermaPACE® for treating diabetic foot ulcers.

The DMC performed an analysis of the primary efficacy endpoint of the rate of 100% complete wound closure at the 12-week endpoint for the dermaPACE treated patients as compared to the sham-control patients and the safety data. The DMC has completed its review and noted there were no safety issues. The DMC reported the Monitoring Success Criterion for the primary efficacy endpoint of 100% complete wound closure at 12 weeks has not been met and, assuming similar trends for any additional patents enrolled, will likely not be met at the next predefined analysis point of 170 patients. The Monitoring Success Criterion is a predictive probability of dermaPACE achieving statistical significance in the rate of 100% complete wound closure at 12 weeks as compared to the rate for sham-control.

As per its charter, the DMC’s review was limited to only the 12-week endpoint data. The DMC has requested to the Company the ability to review complete closure rates at later points in the study, as patients were followed for up to 24 weeks and the DMC noted the Company had positive results at the 20-week endpoint in the first study of 206 patients completed in 2011.

SANUWAVE is actively working with the FDA regarding the data requests from the DMC. The interaction with the FDA will determine if the Company discontinues enrollment and moves to lock the database and unblind the data with the intention of filing a PMA with the FDA in late 2015, or continues the dermaPACE clinical study. The Company expects to have feedback from the FDA by the end of this quarter and will provide an update to shareholders at that time.

SANUWAVE retained Musculoskeletal Clinical Regulatory Advisers, LLC (MCRA) in January 2015 to lead the Company’s interactions and correspondence with the FDA for the dermaPACE, which have already commenced. MCRA has successfully worked with the FDA on numerous PMAs for various musculoskeletal, restorative and general surgical devices since 2006.

Glenn Stiegman, MCRA's Vice President of Clinical and Regulatory Affairs, explained, "MCRA has been following the developments of the dermaPACE clinical trial process closely. We are pleased SANUWAVE has asked us to work with them to develop and execute an FDA strategy to assist in leading the dermaPACE to approvability."

Kevin A. Richardson II, Chairman of the board of directors of SANUWAVE, commented, “We chose MCRA for their extensive PMA experience with the FDA over the past decade. Their depth in regulatory and clinical science makes them an excellent partner for working hand-in-hand with our team and the FDA. We look forward to interactions with the FDA on enhancements to our rigorous study design. The dermaPACE, with its novel biologic regenerative effects, holds promise to heal diabetic foot ulcers and increase limb preservation, thus improving quality of life for these patients and their families and significantly easing the economic burden on an overwhelmed healthcare system that cares for these patients. We continue to work towards our ultimate goal of obtaining FDA approval for dermaPACE and commercializing the technology in the U.S. where millions of people suffer from costly and debilitating diabetic foot ulcers.”

About musculoskeletal Clinical Regulatory Advisers, LLC (MCRA)

Musculoskeletal Clinical Regulatory Advisers, LLC (MCRA) is a leading adviser and clinical research organization for the medical device industry. MCRA's value to clients is the integration of five business value creators: regulatory, reimbursement, clinical research, healthcare compliance, and quality assurance. MCRA's integrated approach of these key value creating initiatives, as well as medical device specialization, provides unparalleled expertise for its clients. MCRA has offices in Washington, DC, Manchester, CT, and New York, NY, and serves more than 300 clients globally. For additional information, please visit: www.mcra.com.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

DC Consulting, LLC
407-792-3333
investorinfo@dcconsultingllc.com

SANUWAVE Health, Inc.

Barry Jenkins

Chief Financial Officer and COO

678-578-0103

investorrelations@sanuwave.com